Exhibit 10.12

                                                              7/30/01

Mr. Walter N. Kreil
874 Bradford Avenue
Westfield, NJ  07090


Dear Walter:


Pharmaceutical Formulations, Inc. ("PFI") is pleased to offer you the position of Vice President and Chief Financial Officer at an annual salary of $180,000. You will be a member of the Executive Committee reporting to me. In addition to your salary you will be eligible to receive a bonus which shall be determined at the sole discretion of the Board of Directors and which is based upon your performance, date of hire, and the financial performance of the Company.

You will also be granted a stock option for 50,000 shares of the Company's common stock. This option grant will be in accordance with the qualified stock option plan currently in effect, at the current market price of such stock as of the grant of this option on your starting date, exercisable in accordance with the terms of the Company's 1994 Qualified Stock Option Plan. The award is subject to the approval of the Board of Directors.

You will also be entitled to the Company's comprehensive benefit package which includes: 401(K) plan; medical, dental, vision, prescription drug plan; coverage for life, business travel and disability insurance. The basic life insurance benefit for the executive level is three times the annual salary to a maximum of $500,000.

You will be eligible for three weeks vacation initially with four weeks after five years service.

Your employment is contingent upon verification of past employment, education and reference checks, and a pre-employment drug screening test, medical examination and/or inquiry.

You will be required to execute a confidentiality agreement prior to employment.

If you should be terminated for any reason other than cause ["cause" shall mean
(i) dereliction of duty, (ii) fraud, (iii) willful misconduct toward the Company, (iv) misuse or misappropriation of proprietary Company information, (v) your conviction of any felony or plea of nolo contendere thereto], your resignation, death or disability which continues for more than six months, you will receive six months written notice of termination. During that six month notice period, you will be able to take reasonable time necessary to seek alternate employment. If you accept other employment within the six month notice period, PFI will work you to enable you to take up such employment at the time required by your new employer. In the event that you take up other employment during the six month notice period, PFI will continue to pay your salary for the six month period. In the event that you do not obtain other employment by the end of the six month period, PFI will continue to pay your normal base salary until you are employed, up to a maximum of another three months.

Until the date on which you cease to receive compensation from PFI or your commence other employment, whichever is earlier, you will be eligible to continue the same medical, dental, and vision benefits in effect on the date of your termination notice, subject to the terms of the applicable plan and also subject to your making the same contribution to the cost of the benefits that your are required to make as of the date of the notice of your termination.

The terms of the severance provisions herein shall remain operative and binding upon any successors or assigns of PFI.

I look forward to your joining us as soon as possible and to working with you into the future which I believe will be positive and exciting for PFI and our management team. Please sign and return this letter to me to confirm your acceptance of this offer. If I do not receive your acceptance by August 10, 2001 of the offer is null and void.




                                                     Sincerely:

                                                     /s/ James C. Ingam

                                                     James C. Ingram
                                                     President


ACCEPTED AND AGREED                      PHARMACEUTICAL FORMULATIONS, INC.



/s/ Walter N. Kreil                      /s/ James C. Ingam
-------------------                      ------------------

Walter N. Kreil                          James C. Ingram
                                         President